MidOcean	News

Contact for MidOcean: Chris Tofalli
(914) 834-4334

Not For Immediate Release
6-30-11

MidOcean Partners Completes Acquisition Of Pre-Paid Legal Services, Inc.
Private Equity Firm Invests in Unique Legal Services Provider

NEW YORK—June 30, 2011 – MidOcean Partners (“MidOcean”), a leading private equity firm, announced today that it has completed its previously announced acquisition of Pre-Paid Legal Services, Inc. (“Pre-Paid Legal”, NYSE: PPD) for $66.50 per share in a cash transaction valued at approximately $650 million.

The transaction was approved by Pre-Paid Legal’s stockholders at a special meeting of stockholders held on June 21, 2011. Pre-Paid Legal common stock will be delisted from the New York Stock Exchange.

Pre-Paid Legal, headquartered in Ada, Oklahoma, provides families and small businesses with affordable access to professional legal services and identity theft protection and restoration services through a network marketing distribution network. The Company has more than 1.4 million members (customers) and serves members in all 50 states, Washington D.C. and four provinces in Canada, through its partnerships with 40 law firms across North America and with Kroll Background America, Inc.

MidOcean has appointed its Management Affiliate Rip Mason as CEO of the Company. Rip was formerly Vice Chairman & Executive Vice President of JAFRA Cosmetics, a highly successful network marketing business. Rip has leveraged his relationships to bring in some of his former colleagues, including Alan Fearnley (President and Chief Commercial Officer) and Joaquim Simoes (Chief Information Officer), to supplement the existing management team and execute on MidOcean’s value creation initiatives.

“We are extremely excited about the acquisition of Pre-Paid Legal,” said Frank Schiff, a MidOcean Managing Director. “We believe the Company’s beneficial and unique service offering has been underappreciated in the marketplace and look forward to combining our strong operating resources with Pre-Paid Legal’s already strong management team and field personnel to drive the long-term growth of the Company.”

"I am excited to assume the role of CEO of Pre-Paid Legal at this important time in the development of the Company,” commented Rip Mason, Pre-Paid Legal’s new CEO. “Pre-Paid Legal provides affordable access to critical legal services through an impressive network of provider law firms. In taking over the role of CEO, I am particularly delighted to be working with a talented team of management professionals and with the most outstanding team of field leadership in the network marketing and employee benefits industries."

“With the acquisition of Pre-Paid Legal Services by MidOcean Partners, we mark a new milestone in the 40-year history of our company,” said Harland C. Stonecipher, founder of Pre-Paid Legal Services, Inc. “From the beginning, our mission has been to provide affordable access to a full suite of legal services to families and small businesses and also offer a unique business opportunity. I’m confident that under the leadership of MidOcean Partners, Pre-Paid Legal has an even brighter, more prosperous future ahead,” Stonecipher said.

About Pre-Paid Legal
Pre-Paid Legal provides families, employees and small businesses with affordable access to professional legal services and identity theft protection and restoration services. The Company provides legal service benefits through a network of independent law firms across the U.S. and Canada. Additional information about Pre-Paid Legal found at www.prepaidlegal.com.

About MidOcean Partners
MidOcean Partners is a premier private equity firm headquartered in New York focused on the middle market. MidOcean is committed to investing in high quality companies with stable market positions and multiple opportunities for growth. Targeted sectors include consumer, media and communications, business and financial services and industrial services. MidOcean utilizes a broad foundation of expertise in its focus industries to create value for its investors and partners. For more information, visit www.midoceanpartners.com.

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